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                              [Letterhead]


Contact: Bruce W. Jones
         Ampace Corporation
         (501) 443-1974

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                             AMPACE CORPORATION ANNOUNCES

                  COMPLETION OF ACQUISITION OF AMANDAY EXPRESS, INC.

     KNOXVILLE, Tenn., April 2--Ampace Corporation (Nasdaq/NMS: PACE) today announced that it has completed a transaction to acquire Amanday Express, Inc. of Asheboro, N.C., for cash and stock.

     Founded in 1987, Amanday is a full-load carrier servicing primarily the Southeast-based furniture industry. With about $8 million in revenues, Amanday operates 70 power units, including 20 owner-operators. Amanday's founder, Carl Cheshire, will stay on for a period to assist with the transition.

     Bruce W. Jones, chairman of Ampace Corporation, commented: "Amanday represents the second in a series of acquisitions resulting from our efforts over the past 12 months and will become the southeast anchor to our carrier network. Amanday offers Ampace a great opportunity to enter the furniture niche of the industry with a solid customer base, significant growth prospects and consistent earnings."

     Ampace Corporation is a transportation acquisition holding company based in Knoxville, Tenn. The company commenced operations in February 1995 with the completion of its initial public offering and simultaneous acquisition of MDX, a full-load carrier operating primarily in the midwestern and southeastern United States. The company's shares trade on the Nasdaq/NMS under the symbol PACE.

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April 2, 1996
(0112)